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                                                                    EXHIBIT 99.1


SALE OF ASSETS TO VASCUTECH CONTINUES HMP'S FINANCIAL RESTRUCTURING AND REFOCUS ON HIGHEST-MARGIN PRODUCTS

ATLANTA, April 2 /PRNewswire/ -- HMP - Horizon Medical Products, Inc. (Amex:
HMP) today announced the sale of Ideas for Medicine, Inc. to Vascutech, Inc., a Burlington, Mass.-based supplier of products for the vascular surgery and interventional radiology markets, for $5.6 million including the assumption of debt.

Marshall B. Hunt, HMP's Chairman and CEO, said the sale continues HMP's efforts to de-leverage its balance sheet, while freeing up funds formerly required to operate that business. "Since going public in 1998, we have sought to synergize the most promising technologies of the several companies that we have acquired," he added. "Our Lifeport VTX(TM) Titanium Port, now on sale, is the first fruit of this strategy. However, we must be equally determined to move on from acquisitions that don't show equal promise."

HMP purchased vascular access ports and certain other product lines from IFM, St. Petersburg, Florida, in 1998, in conjunction with a four-year agreement with CryoLife, Inc., the Kennesaw, Ga.-based parent of IFM, to manufacture IFM products for Horizon.

In October, 2000, HMP terminated the manufacturing agreement, and in consideration purchased IFM's remaining assets for approximately $5.9 million. HMP immediately began plans to divest IFM, recording a $12.1 million impairment charge in the 4th quarter of 2000 to write down certain assets of that business.

ABOUT HORIZON

Horizon Medical Products, Inc. headquartered in Atlanta, is a specialty medical device company focused on manufacturing and marketing vascular access products. The Company's oncology product lines include implantable ports, tunneled central venous catheters and Stem-cell transplant catheters used primarily in cancer treatment protocols. The Company has a complete line of acute and chronic dialysis catheters, a specialty line of embolectomy catheters, carotid balloon shunts, and occlusion balloon products used to maintain the vascular system.

Vortex(TM) Technology, which was introduced by Horizon Medical Products in March 2000 and is featured in the new Lifeport VTX(TM) Titanium Port, refers to the swirling blood flow produced by a uniquely rounded reservoir design and tangential outlet, virtually eliminates thrombosis, or the buildup of sludge from blood and drug byproducts, in the port reservoir. The square-cornered reservoirs and perpendicular outlets common to other ports promote the formation of sludge, flush less efficiently, and promote chaotic blood flow. This can, in turn, cause complications that require additional surgery.

SAFE HARBOR: Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the US Securities and Exchange Commission, including but not limited to the Company's Prospectus on Form S-1 and the Company's Annual Report on Form 10-K for the year ended December 31, 1999. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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The Company invites the investment community, including shareholders and analysts, to participate in a teleconference Tuesday, April 3, 2001, at 11 AM EST. Further details will follow in separate advisory later today.

For further information, please contact: Fred Biddle, Member of the Firm, Sitrick and Company, 310-788-2850.

CORPORATE WEBSITE: http://www.hmpvascular.com.